Exhibit 16.3

September 25, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read the statements made by Musician’s Exchange which we understand will be filed with Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Musician’s Exchange dated September 25, 2009.

We agree with the statements concerning our Firm pertaining to the Item 4.01 disclosure in such Form 8-K.

Very truly yours,

/S/ Lawrence Scharfman
Lawrence Scharfman, CPA
Boynton Beach Florida